Independent Auditors' Consent

The Board of Directors
Charter Financial, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Charter Financial, Inc. of our report dated November 20, 1996, relating to the consolidated balance sheets of Charter Financial, Inc. and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 Annual Report on Form 10-K of Charter Financial, Inc.



                         ---------------------------------
                         /s/ KPMG Peat Marwick LLP

St. Louis, Missouri
January 20, 1997

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